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Exhibit 21.1

Subsidiaries of Quebecor Media Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest

Videotron Ltd / Vidéotron ltée	Québec	100% / 100%

CF Câble TV inc. / CF Cable TV Inc.	Canada	100% / 100%

Le SuperClub Vidéotron ltée	Québec	100% / 100%

3535991 Canada Inc.	Canada	100% / 100%

Sun Media Corporation / Corporation Sun Media	British Columbia	100% / 100%

Bowes Publishers Limited	British Columbia	100% / 100%

Sun Media (Toronto) Corporation	British Columbia	100% / 100%

Osprey Media Income Fund	Ontario	100% / 100%

Groupe TVA Inc. / TVA Group Inc.	Québec	45.2% / 99.9%

TVA Publishing Inc.	Canada	100% / 100%

Groupe Archambault inc. / Archambault Group Inc.	Canada	100% / 100%

Groupe Livre Quebecor Média Inc.	Canada	100% / 100%

CEC Publishing Inc./ Les Éditions CEC inc.	Québec	100% / 100%

Groupe Sogides Inc.	Canada	100% / 100%

Canoë inc. / Canoe Inc.	Québec	92.4% / 100%

Nurun Inc.	Canada	57.5% / 57.5%

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Subsidiaries of Quebecor Media Inc.